                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                           PRIME GROUP REALTY TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

[LOGO OF PRIME GROUP REALTY TRUST]

Michael W. Reschke
Chairman of the Board

                                April 26, 2001

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Prime Group Realty Trust (the "Company") to be held on Wednesday, May 30, 2001, at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois. The purpose of the Meeting is to consider and vote upon proposals (i) to elect two Trustees, (ii) to ratify the appointment of the Company's independent auditors and (iii) to transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement.

   Whether or not you plan to attend the Meeting and regardless of the number of shares you own, it is important that your shares be represented at the Meeting. Therefore, after you read the enclosed Proxy Statement, I urge you to mark, date, sign and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

   The Board of Trustees appreciates your investment and your interest in the Company, and looks forward to seeing you at the meeting.

                                      /s/ Michael W. Reschke
                                          Michael W. Reschke
                                          Chairman of the Board

                           PRIME GROUP REALTY TRUST

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be Held on May 30, 2001

To the Shareholders:

   Notice is hereby given that the Annual Meeting of Shareholders of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois on Wednesday, May 30, 2001, at 10:00 a.m., local time (the "Meeting"), to consider and take action on the following matters:

     1. To elect two Class I Trustees for a term of three years each;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the Meeting and at any postponement(s) or adjournment(s) thereof.

   Shareholders of record at the close of business on March 30, 2001 shall be entitled to notice of, and to vote at, the Meeting.

                                          By order of the Board of Trustees,
                                          /s/ James F. Hoffman
                                          James F. Hoffman, Secretary

April 26, 2001


 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY CARD, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

                           PRIME GROUP REALTY TRUST
                             77 West Wacker Drive
                                  Suite 3900
                            Chicago, Illinois 60601

                               ----------------

                                PROXY STATEMENT
                                    FOR THE
                      2001 ANNUAL MEETING OF SHAREHOLDERS
                          To be Held on May 30, 2001

   The enclosed proxy is solicited by and on behalf of the board of trustees (the "Board of Trustees" or the "Board") of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, on Wednesday, May 30, 2001, at 10 a.m., local time, and at any postponement(s) or adjournment(s) thereof, at which shareholders of record at the close of business on March 30, 2001 shall be entitled to vote. This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders on or about April 30, 2001. In addition, there is being mailed herewith, to each shareholder of record, the Company's Annual Report to Shareholders for 2000.

   Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a shareholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

   The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its trustees, officers, employees and others to solicit proxies, personally or by telephone. Those persons will not be compensated specially for such services. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward solicitation materials to the beneficial owners of shares held of record by such persons. The Company may reimburse such solicitors or holders for reasonable out-of-pocket expenses incurred by them in connection with such solicitation activities. The Company may pay reasonable and customary proxy solicitation fees to a third-party solicitation firm, if engaged.

   Only holders of record of the Company's common shares of beneficial interest, par value $0.01 per share ("Common Shares"), on March 30, 2001 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 15,670,073 Common Shares outstanding. Each holder of Common Shares is entitled to one vote for each Common Share held by such holder. Under Maryland law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, (i) election of Trustee nominees will require the affirmative vote of a plurality of all the votes cast by holders of Common Shares at the Meeting and (ii) ratification of the appointment of the Company's independent auditors will require the affirmative vote of a majority of all the votes cast for or against such proposals, with abstentions not being counted. Broker non-votes will not be counted at the Meeting other than for quorum purposes. Holders of the Common Shares are not entitled to dissenting shareholders' appraisal rights under Maryland law.

Principal Security Holders of the Company

   The following tables set forth certain information regarding the beneficial ownership of the Common Shares and of common units of limited partner interest ("Common Units") in Prime Group Realty L.P., a Delaware limited partnership, of which the Company is the managing general partner (the "Operating Partnership"), for (a) each person who is a shareholder of the Company beneficially owning more than five percent (5%) of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below, (c) the Trustees of the Company and (d) the Trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the tables, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of Common Shares represents (i) the number of Common Shares the person holds, (ii) the number of Common Shares into which Common Units held by such person are exchangeable (if, as discussed below, the Company elects to issue Common Shares rather than pay cash upon such exchange), (iii) the number of Common Shares the person has the right to acquire upon exercise of certain options to purchase Common Shares and (iv) the number of Common Shares into which the Series A Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Convertible Preferred Shares"), held by such person are convertible. The extent to which a person holds Common Shares as opposed to Common Units, options or Convertible Preferred Shares is set forth in the footnotes. The agreement of limited partnership of the Operating Partnership (the "Partnership Agreement") provides that each Common Unit may be exchanged, subject to certain limitations, into a Common Share or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange.

   The following table sets forth information as to the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Shares as of April 15, 2001.

                                    Number of
                                  Common Shares/ Percent of All  Percent of All
Name and Address of                Common Units      Common      Common Shares/
Beneficial Owner                    Owned (1)      Shares (2)   Common Units (3)
-------------------               -------------- -------------- ----------------
Michael W. Reschke (4)..........    8,778,047         36.6%           28.3%
Primestone Investment Partners,
 L.P. (5).......................    7,944,893         33.6            25.6
The Prime Group, Inc. (6).......    7,944,893         33.6            25.6
PG/Primestone, L.L.C. (6).......    7,944,893         33.6            25.6
Southeastern Asset Management,
 Inc. (7).......................    2,810,700         17.9             9.1
Longleaf Partners Realty Fund
 (7)............................    2,810,700         17.9             9.1
Morgan Stanley Dean Witter & Co.
 (8)............................    2,626,279         16.8             8.5
Morgan Stanley Dean Witter
 Investment Management Inc. (8).    2,623,169         16.7             8.5
Security Capital Preferred
 Growth Incorporated (9)........    2,000,000         11.3             6.5
Stephen J. Nardi (10)...........    1,781,039         10.2             5.7
Edward S. Hadesman (11).........      970,070          5.8             3.1
First Manhattan Co. (12)........      930,300          5.9             3.0
Cohen & Steers Capital
 Management, Inc. (13)..........      802,300          5.1             2.6

--------
(1) The ownership of Common Shares reported herein is based upon filings with the Securities and Exchange Commission (the "Commission") and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein, which by their terms are exchangeable for Common Shares on a one-for-one basis, is derived from the transfer records maintained by the Operating Partnership based on information provided by the limited partners of the Operating Partnership (the "Limited Partners"), and are included in this presentation to illustrate the beneficial ownership of Common Shares that would result from an exchange of such Common

   Units beneficially owned by the applicable person for Common Shares. Information presented includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 15, 2001 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 15, 2001.

(2) Information presented assumes exchange or conversion only of Common Units and Convertible Preferred Shares owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options of such beneficial owner that have vested or will vest within 60 days of April 15, 2001 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 15, 2001.

(3) Information presented assumes (i) exchange or conversion of all outstanding Common Units and Convertible Preferred Shares for Common Shares and (ii) exercise of all outstanding options granted to the Company's employees and Trustees which have vested or will vest within 60 days of April 15, 2001. It is the Company's policy to issue all restricted Common Shares promptly after their grant, regardless of vesting dates. As a result, the number of Common Shares outstanding as of April 15, 2001 (15,670,073) includes all grants of restricted Common Shares, whether or not vested. Accordingly, the information presented in this column assumes vesting of all grants of restricted Common Shares, not just those grants which vest or will vest within 60 days of April 15, 2001. To protect the Company's real estate investment trust ("REIT") status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, actively or constructively, more than 9.9% of the Common Shares (the "Ownership Limit"), unless such holder has been granted an exception to the Ownership Limit in accordance with the Company's Declaration of Trust.

(4) Information presented includes (i) 115,021 Common Shares held by Mr. Reschke, (ii) 256,572 Common Shares and 47,525 Common Units held by Prime Group VI, L.P. (Mr. Reschke owns a controlling equity interest in PGLP, Inc., the managing general partner of Prime Group VI, L.P.), (iii) 340,036 Common Shares which Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Company's 1997 Share Incentive Plan (the "Share Incentive Plan"), (iv) 7,944,893 Common Units held by Primestone Investment Partners, L.P. (Mr. Reschke is the controlling shareholder of The Prime Group, Inc., an Illinois corporation ("PGI"), which is (A) the administrative member of the sole general partner of Primestone Investment Partners, L.P.; and (B) the sole limited partner of Primestone Investment Partners, L.P. Mr. Reschke also controls the two remaining minority interest holders in the sole general partner of Primestone Investment Partners, L.P.) and (v) 74,000 Common Shares owned by Prime Group Limited Partnership (Mr. Reschke is the managing general partner of Prime Group Limited Partnership.) Certain of the Common Shares shown for Mr. Reschke are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units and of which PGI is the administrative member of the sole general partner, (ii) PGI, of which Mr. Reschke is the controlling shareholder and (iii) PG/Primestone, L.L.C., which is the sole general partner of Primestone Investment Partners, L.P. The address of Mr. Reschke is c/o The Prime Group, Inc., 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601.

(5) Information presented is based on a Schedule 13D filed with the Commission on March 8, 2000 by Mr. Reschke, PGI, PG/Primestone, L.L.C. and Primestone Investment Partners, L.P., as amended on October 23, 2000. The address of Primestone Investment Partners, L.P. is c/o The Prime Group, Inc., 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601. Information presented relates to 7,944,893 Common Units. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of such Common Units for Common Shares by such person. Such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) PGI, which is the administrative member of the sole general partner of Primestone Investment Partners, L.P., (ii) Michael W. Reschke, who is
   the controlling shareholder of PGI and (iii) PG/Primestone, L.L.C., which is the sole general partner of Primestone Investment Partners, L.P.

(6) Information presented is based on a Schedule 13D filed with the Commission on March 8, 2000 by Mr. Reschke, PGI, PG/Primestone, L.L.C. and Primestone Investment Partners, L.P., as amended on October 23, 2000. The address of PGI and PG/Primestone, L.L.C. is 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601. Information presented relates to 7,944,893 Common Units. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of such Common Units for Common Shares. Such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units and of which PG/Primestone, L.L.C. is a general partner (PGI is the administrative member of PG/Primestone, L.L.C.) and (ii) Michael
     W. Reschke, who is the controlling shareholder of PGI.

(7) Information presented is based on a Schedule 13G filed with the Commission on December 3, 1997, as amended on February 12, 1998 and February 9, 1999, and as further amended on December 3, 1999 to convert the Schedule 13G into a Schedule 13D, by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Realty Fund ("Longleaf") and O. Mason Hawkins. The Schedule 13D indicates that Southeastern and Longleaf have shared voting and dispositive power for all 2,810,700 Common Shares and each beneficially owns the Common Shares. The Schedule 13D indicates that Southeastern is an investment advisor to various institutions and funds and Longleaf Partners Fund Trust, the latter having four series or portfolios, one of which is Longleaf. The Schedule 13D indicates that the Common Shares covered by it were acquired on behalf of and for the benefit of Longleaf under shared discretionary authority granted to Southeastern. The Schedule 13D indicates that O. Mason Hawkins filed the
     Schedule 13D in the event he could be deemed a controlling person of Southeastern. Mr. Hawkins disclaims such control and the Schedule 13D indicates that he does not directly or indirectly own any Common Shares or share in any voting or dispositive powers. The Schedule 13D indicates that neither Southeastern nor Mr. Hawkins owns any Common Shares for its or his own account and each disclaims beneficial ownership in any of the Common Shares reported on the Schedule 13D. The address for all three reporting persons is at 6410 Poplar Ave., Suite 900, Memphis, Tennessee 38119.

(8) Information presented is based on a Schedule 13G filed with the Commission on January 14, 1998, as amended on June 11, 1998 and February 7, 2001 by Morgan Stanley, Dean Witter, Discover & Co. ("MSDW") and Morgan Stanley Asset Management Inc. ("Morgan Stanley"). The Schedule 13G was further amended on February 10, 1999 by MSDW and Morgan Stanley Dean Witter Investment Management Inc. ("MSDWIM") and amended further on February 7, 2000 and February 7, 2001 by MSDWIM and Morgan Stanley Dean Witter & Co. ("MSDWC"). The Schedule 13G indicates that MSDWC beneficially owns 2,626,279 Common Shares, has shared voting power over 2,098,678 Common Shares and has shared dispositive power over 2,626,279 Common Shares. The Schedule 13G further indicates that MSDWIM beneficially owns 2,623,169 Common Shares, has shared voting power over 2,095,568 Common Shares and has shared dispositive power over 2,623,169 Common Shares. The Schedule 13G indicates that both MSDWC and MSDWIM are investment advisors and that MSDWIM is a wholly-owned subsidiary of MSDWC. The address of MSDWC is 1585 Broadway, New York, New York 10036. The address of MSDWIM is 1221 Avenue of the Americas, New York, New York 10020.

(9) Information presented is based on a Schedule 13G filed with the Commission on July 29, 1998 by Security Capital Preferred Growth Incorporated ("SCPGI"). The Schedule 13G indicates that SCPGI beneficially owns and has sole voting and dispositive power over 2,000,000 Common Shares which it has the right to acquire upon the conversion of the 2,000,000 Convertible Preferred Shares which it holds. Such Convertible Preferred Shares are currently convertible at an initial conversion price of $20.00 per Common Share, subject to certain adjustments. SCPGI owns 100% of the outstanding Convertible Preferred Shares. The address of SCPGI is 11 South LaSalle Street, 2nd Floor, Chicago, Illinois 60603.

(10) Information presented includes (i) 9,660 Common Shares held by Mr. Nardi, (ii) 155,486 Common Shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan, (iii) 1,479,434 Common Units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 Common Units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). The address of Mr. Nardi is c/o Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

(11) Information presented includes (i) 4,215 Common Shares held by Mr. Hadesman, (ii) 113,542 Common Shares which Mr. Hadesman has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan and (iii) 398,427; 54,544; 169,053, 169,053 and 62,149
      Common Units held by the Edward S. Hadesman Trust Dated May 22, 1992, the Carolyn B. Hadesman Trust Dated May 21, 1992, the Lisa Hadesman 1991 Trust, the Cynthia Hadesman 1991 Trust and Sky Harbor Associates, respectively. Mr. Hadesman is the trustee of each of these trusts and therefore has voting and dispositive power over the Common Units. Also, Mr. Hadesman is a general partner of Sky Harbor Associates. The address of Mr. Hadesman is c/o Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

(12) Information presented is based on a Schedule 13G filed with the Commission on February 10, 2000, as amended on February 8, 2001, by First Manhattan Co. ("First Manhattan"). The Schedule 13G indicates that First Manhattan beneficially owns 930,300 Common Shares, has shared voting power over 905,400 Common Shares and has shared dispositive power over 921,300 Common Shares. First Manhattan has sole voting and sole dispositive power over 9,000 Common Shares. The Schedule 13G indicates that of the 930,300 Common Shares beneficially owned, 158,500 are owned by family members of general partners of First Manhattan which were reported for informational purposes. First Manhattan disclaims dispositive power as to 42,900 of such Common Shares and beneficial ownership as to 115,600 of such Common Shares. The address of First Manhattan is 437 Madison Avenue, New York, New York 10022.

(13) The address of Cohen & Steers Capital Management, Inc. ("Cohen & Steers") is 757 Third Avenue, New York, New York 10017. Information presented is based on a Schedule 13G filed with the Commission on February 12, 1998, as amended on April 9, 1998, February 9, 1999, February 10, 2000 and February 13, 2001 by Cohen & Steers. The Schedule 13G indicates that Cohen & Steers beneficially owns and has sole dispositive power over 802,300 Common Shares and has sole voting power over 759,800 Common Shares.

   The following table sets forth the beneficial ownership of Common Shares as of April 15, 2001 by the Company's Trustees and the executive officers named in the Summary Compensation Table below.

                                    Number of
                                  Common Shares/ Percent of All  Percent of All
Name and Address of                Common Units      Common      Common Shares/
Beneficial Owner                    Owned (1)      Shares (2)   Common Units (3)
-------------------               -------------- -------------- ----------------
Michael W. Reschke (4)..........     8,778,047        36.6%           28.3%
Richard S. Curto (5)............       402,329         2.5             1.3
Louis G. Conforti (6)...........       183,014         1.2             1.0
Jeffrey A. Patterson (7)........       322,749         2.0             1.0
Faye I. Oomen (8)...............        46,225           *               *
Stephen J. Nardi (9)............     1,781,039        10.2             5.7
Jacque M. Ducharme (10) (11)....        11,000           *               *
Christopher J. Nassetta (10)....        10,000           *               *
Governor James R. Thompson (10).        10,000           *               *
Trustees and Executive Officers
 of the Company as a group (18
 persons).......................    12,983,314        46.2            41.9

--------
*  Represents less than one percent of outstanding Common Shares.

(1) The ownership of Common Shares reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners, and are included in this presentation to illustrate the beneficial ownership of Common Shares that would result from an exchange of such Common Units beneficially owned by the applicable person for Common Shares. Information presented includes Common Shares issuable upon exercise of those options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 15, 2001 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 15, 2001.

(2) Information presented assumes exchange only of Common Units owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 15, 2001 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 15, 2001.

(3) Information presented assumes (i) exchange or conversion of all outstanding Common Units and Convertible Preferred Shares for Common Shares and (ii) exercise of all outstanding options granted to the Company's employees and Trustees for Common Shares which have vested or will vest within 60 days of April 15, 2001. It is the Company's policy to issue all restricted Common Shares promptly after their grant, regardless of vesting dates. As a result, the number of Common Shares outstanding as of April 15, 2001 (15,670,073) includes all grants of restricted Common Shares, whether or not vested. Accordingly, the information presented in this column assumes vesting of all grants of restricted Common Shares, not just those grants which vest or will vest within 60 days of April 15, 2001. To protect the Company's REIT status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's Common Share ownership exceeding the Ownership Limit, unless such holder has been granted an exception to the Ownership Limit in accordance with the Company's Declaration of Trust.

(4) Information presented includes (i) 115,021 Common Shares held by Mr. Reschke, (ii) 256,572 Common Shares and 47,525 Common Units held by Prime Group VI, L.P. (Mr. Reschke owns a controlling equity interest in PGLP, Inc., the managing general partner of Prime Group VI, L.P.), (iii) 340,036 Common Shares which Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan,
     (iv) 7,944,893 Common Units held by Primestone Investment Partners, L.P. (Mr. Reschke is the controlling shareholder of PGI, which is (A) the administrative member of the sole general partner of Primestone Investment Partners, L.P.; and (B) the sole limited partner of Primestone Investment Partners, L.P.) and (v) 74,000 Common Shares owned by Prime Group Limited Partnership (Mr. Reschke is the managing general partner of Prime Group Limited Partnership.)

(5) Information presented includes 30,696 Common Shares held by Mr. Curto, including 5,000 Common Shares held by Mr. Curto under the Illinois Uniform Transfers to Minors Act (2,500 Common Shares for each of his two sons) and 371,633 Common Shares which Mr. Curto has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

(6) Information presented includes 25,514 Common Shares held by Mr. Conforti, and 157,500 Common Shares which Mr. Conforti has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

(7) Information presented includes 8,471 Common Shares and 110,000 Common Units held by Mr. Patterson and 204,278 Common Shares which Mr. Patterson has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

(8) Information presented includes 919 Common Shares held by Ms. Oomen and 45,306 Common Shares which Ms. Oomen has the right to acquire upon exercise of the options granted to her under the Share Incentive Plan.

(9)  Information presented includes (i) 9,660 Common Shares held by Mr. Nardi,
     (ii) 155,486 Common Shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan,
     (iii) 1,479,434 Common Units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 Common Units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC).

(10) Information presented includes Common Shares which the person has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

(11) Information presented for Mr. Ducharme also includes 1,000 Common Shares directly held by him.

   Except as described above, no Trustee of the Company owns any shares of any other class of the Company's equity securities. The remaining executive officers of the Company own, in the aggregate, 3,700 Series B Preferred Shares, 4,100 Common Shares and have the right to acquire 566,315 Common Shares within 60 days of April 15, 2001 upon exercise of the options granted to them under the Share Incentive Plan. In addition, Mr. Hadesman, an executive officer not named in the Summary Compensation Table below, beneficially owns 853,226 Common Units.

   Primestone Investment Partners, L.P. is currently party to an Amended and Restated Pledge and Security Agreement, dated September 26, 2000 (the "PBF Pledge Agreement"), with P-B Finance Ltd. ("PBF"), an affiliate of Prudential Securities Credit Corporation. Pursuant to the PBF Pledge Agreement, Primestone Investment Partners, L.P. pledged its interest in the Common Units held by it to PBF. In the event of a default under the related loan agreement and upon foreclosure of such pledge, PBF will succeed to all of Primestone Investment Partners, L.P.'s rights in its Common Units. In addition, pursuant to a Pledge and Security Agreement dated September 26, 2000 (the "Vornado Pledge Agreement"), between Vornado PS, L.L.C. ("Vornado") and Primestone, Primestone has pledged to Vornado all 7,944,893 Common Units held by Primestone, subject to the rights of PBF therein.

                             ELECTION OF TRUSTEES

   Pursuant to the Amended and Restated Bylaws of the Company, the Board of Trustees may determine the number of Trustees of the Company, which shall not be less than three. Currently, the Board of Trustees has set the number of Trustees at seven. Trustees are divided into three classes serving staggered three-year terms of office. The Board of Trustees proposes the election of two Class I Trustees at this Meeting, each to hold office for a three-year term until the 2004 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Class II and Class III Trustees will be elected at the Annual Meetings to be held in 2002 and 2003, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is currently a Trustee of the Company. If some unexpected occurrence should make necessary, in the Board of Trustees' judgment, the substitution of some other person or persons for any of the nominees, Common Shares will be voted for such other person or persons as the Board of Trustees may select. The Board of Trustees is not aware that any nominee may be unable or unwilling to serve as a Trustee. The following sets forth certain information with respect to each nominee and also with respect to each Trustee whose term of office will continue after the Meeting.

                                                            Year Term of Served as a
 Nominees for Election          Principal Occupation and    Office Will    Trustee
          Name           Age         Position Held             Expire       Since
 ---------------------   --- ------------------------------ ------------ -----------
Michael W. Reschke......  45 Chairman of the Board, Trustee     2001        1997
Jacque M. Ducharme......  51 Independent Trustee                2001        1997

   Michael W. Reschke. Michael W. Reschke has served as the Chairman of the Board of Trustees of the Company since November 1997. Mr. Reschke is also the Chairman of the Company's Executive Committee. Mr. Reschke founded The Prime Group, Inc., an Illinois corporation ("PGI"), in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke also is a member of the Board of Directors of Prime Retail, Inc. (NYSE: PRT) and of Horizon Group Properties, Inc. (Nasdaq: HGPI). Mr. Reschke also was appointed by Mayor Richard M. Daley to the Board of Directors of World Business Chicago, a non-profit public/private partnership formed to promote the Chicagoland area to the domestic and international business communities. For approximately the last 20 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Real Estate Roundtable, the Urban Land Institute, the Chicago Development Council, the Economic Club of Chicago and the National Association of Real Estate Investment Trusts.

   Jacque M. Ducharme. Jacque M. Ducharme has served as a Trustee of the Company since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as President. His clients include some of the largest companies in the Chicago Metropolitan Area, including Quaker Oats, Arthur Andersen and First Chicago. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

   The Board of Trustees of the Company recommends a vote FOR reelection of Messrs. Reschke and Ducharme as Trustees of the Company with terms expiring in 2004.

Trustees Whose Term of Office Will Continue After the Meeting

                                                               Year Term of Served as a
                                  Principal Occupation and     Office Will    Trustee
          Name            Age          Position Held              Expire       Since
          ----            --- -------------------------------- ------------ -----------
Richard S. Curto........   49 Chief Executive Officer, Trustee     2002        1997
Christopher J. Nassetta.   38 Independent Trustee                  2002        1997
Stephen J. Nardi........   71 Trustee                              2003        1997
Governor James R.
 Thompson...............   64 Independent Trustee                  2003        1997

   Richard S. Curto. Since June 2000, Richard S. Curto has served as the Company's Chief Executive Officer and a Trustee. Mr. Curto served as President, Chief Executive Officer and Trustee of the Company from November 1997 to June 2000. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the office and industrial divisions' capital markets transactions and other project-related financings of PGI. From September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the National Association of Real Estate Investment Trusts, the Urban Land Institute and the Real Estate Roundtable.

   Christopher J. Nassetta. Christopher J. Nassetta has served as a Trustee of the Company since November 1997. Mr. Nassetta is currently the President and Chief Executive Officer of Host Marriott Corporation. He was the Executive Vice President and Chief Operating Officer of Host Marriott from October 1995 through May 2000. Prior to serving with Host Marriott, he was President of Bailey Capital Corporation, a real estate investment and advisory firm that he co-founded, where he oversaw all operations. Mr. Nassetta was employed by The Oliver Carr Company, a commercial real estate company, for seven years, where he served as Development Director, Vice President and Regional

Partner and ultimately Chief Development Officer, as well as serving on its management committee. Mr. Nassetta serves on the board of directors of Host Marriott Corporation and on the McIntire School of Commerce Advisory Board for the University of Virginia.

   Stephen J. Nardi. Stephen J. Nardi has served as Trustee and Vice Chairman of the Board since November 1997. For the past thirty-eight years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board, the National Association of Realtors, the Society of Industrial and Office Realtors, National Association of Industrial and Office Parks and the Urban Land Institute.

   The Honorable Governor James R. Thompson. James R. Thompson has served as a Trustee of the Company since November 1997. Governor Thompson is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977 to 1991. Governor Thompson serves on the board of directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Group (Dublin), Navigant Consulting, Inc., Prime Retail, Inc., Maximus, Inc., Metal Management, Inc. and Hollinger International, Inc. Governor Thompson also serves on the Public Review Board HEREIU and the Japan Society (New
York), the Advisory Board of Climate Exchange Chicago and the Civic Boards of the Lyric Opera of Chicago, the Museum of Contemporary Art in Chicago, the Civic Committee of the Chicago Club and the Illinois Math and Science Foundation. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

Information Regarding Meetings and Committees of the Board of Trustees

   The Company's Board of Trustees has established an Audit Committee, an Executive Committee, a Compensation Committee and a Committee of Independent Trustees. The Company does not have a nominating committee.

   Audit Committee. The Audit Committee consists of Messrs. Ducharme, Nassetta and Thompson, and has responsibility for making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

   Executive Committee. The Executive Committee consists of Messrs. Reschke, Curto and Nardi. The Executive Committee has been granted certain authority on behalf of the Board of Trustees to acquire and dispose of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and consistent with the Partnership Agreement, to cause the Operating Partnership to take such actions. The Executive Committee generally meets monthly (or more frequently if necessary) and all actions by the committee are reported at the next meeting of the Board of Trustees.

   Compensation Committee. The Compensation Committee consists of Messrs. Ducharme and Nassetta and has responsibility for determining the compensation for the Company's executive officers. It also administers the Company's Share Incentive Plan.

   Committee of Independent Trustees. The Committee of Independent Trustees consists of Messrs. Ducharme, Nassetta and Thompson. The Committee of Independent Trustees was established to consider and approve or reject, on behalf of the full Board of Trustees, any proposed transactions between the Company and any of its shareholders, Trustees, officers or employees.

   During 2000, four, two and eight meetings were held by the Audit Committee, Compensation Committee and the Committee of Independent Trustees, respectively. The Board of Trustees held sixteen meetings during 2000 on February 8, March 24, April 12, May 17, July 7, July 21, August 23, August 28, September 5, September 7, September 8, September 9, September 23, November 13, November 27 and December 6, 2000.

Compensation of Trustees

   The Company pays its Trustees who are not employees of the Company or affiliated with PGI or the Company a fee for their services as Trustees. Such persons receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings.

   The Company is party to a consulting agreement with Stephen J. Nardi, a Trustee of the Company. The consulting agreement is automatically extended for one-year terms unless the Company or Mr. Nardi terminates it in writing. The consulting agreement requires Mr. Nardi to devote substantially all of his time and energy to performing consulting services on behalf of the Company. In addition to an initial base fee of $200,000 per annum, which has since been increased to $220,000 per annum, Mr. Nardi is entitled to receive additional incentive compensation in an amount up to 100% of his base fee based on achievement of such company and individual goals and objectives as are established by the Board of Trustees or its Compensation Committee. In 2000, Mr. Nardi received $100,000 in cash and 4,891 restricted Common Shares (which were granted in January 2001 for performance in 2000) as incentive compensation. The consulting agreement contains non-compete provisions which are applicable for two years following the (i) expiration of the consulting agreement or (ii) termination of the consulting agreement by Mr. Nardi or by the Company as a result of a breach of such agreement by Mr. Nardi or certain acts of misconduct by Mr. Nardi. In addition, pursuant to the consulting agreement, Mr. Nardi was granted 5,000 Common Shares during 2000.

                          COMPENSATION OF EXECUTIVES

Executive Officers

   The following table sets forth certain information as of March 15, 2001 concerning each of the Company's executive officers and key employees serving in such capacities:

Name                     Age Position
----                     --- --------
Michael W. Reschke......  45 Chairman of the Board, Trustee
Richard S. Curto........  49 Chief Executive Officer, Trustee
Richard S. Abraham......  49 Co-President
Louis G. Conforti.......  36 Co-President and Chief Financial Officer
Jeffrey A. Patterson....  41 Co-President and Chief Investment Officer
Edward S. Hadesman......  68 President--Industrial Division
Steven R. Baron.........  52 Executive Vice President--Industrial Division
Donald H. Faloon........  54 Executive Vice President--Development
Philip A. Hoffer........  51 Executive Vice President--Real Estate Operations
James F. Hoffman........  38 Executive Vice President--General Counsel and Secretary
Murray J. Alscher.......  44 Senior Vice President--Investments
Faye I. Oomen...........  52 Senior Vice President--Development and Leasing/Suburban Office
Roy P. Rendino..........  44 Senior Vice President--Finance and Chief Accounting Officer
Christopher "Kit" J.
 Sultz..................  35 Senior Vice President--Industrial Division

   Michael W. Reschke. Michael W. Reschke has served as the Chairman of the Board of Trustees of the Company since November 1997. Mr. Reschke is also the Chairman of the Company's Executive Committee. Mr. Reschke founded The Prime Group, Inc., an Illinois corporation ("PGI") in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke also is a member of the Board of Directors of Prime Retail, Inc. (NYSE: PRT) and of Horizon Group Properties, Inc. (Nasdaq: HGPI). Mr. Reschke also was appointed by Mayor Richard M. Daley to the Board of Directors of World Business Chicago, a non-profit public/private partnership formed to promote the Chicagoland area to the domestic and international business communities. For the last 20 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Real Estate Roundtable, the Urban Land Institute, the Chicago Development Council, the Economic Club of Chicago and the National Association of Real Estate Investment Trusts.

   Richard S. Curto. Since June 2000, Richard S. Curto has served as the Company's Chief Executive Officer and a Trustee. Mr. Curto served as President, Chief Executive Officer and Trustee of the Company from November 1997 to June 2000. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the office and industrial divisions' capital markets transactions and other project-related financings of PGI. From September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the National Association of Real Estate Investment Trusts, the Urban Land Institute and the Real Estate Roundtable.

   Richard S. Abraham. Since September 1999, Richard S. Abraham has served as the Chief Executive Officer of Prime Group Realty Services, Inc., currently overseeing a portfolio of 14 million square feet of industrial and office property in the Midwest. In June 2000, Mr. Abraham was also appointed as a Co-President of the Company. Mr. Abraham was formerly President of CB Commercial/Koll Management Services where he had oversight responsibility for a 300 million square foot portfolio of office, retail and industrial properties throughout the United States. This operating entity provided a complete platform of real estate services to its clients including property management, facilities management, product leasing, tenant representation, risk management, furniture and move management and strategic planning. Previously, Mr. Abraham served as President of the John Buck Management Group, a company he co-founded in 1980. Upon Mr. Abraham's departure in 1993, the John Buck Management Group was the largest office building management firm in Chicago, with a portfolio of 15 million square feet including Sears Tower. Mr. Abraham has been involved in the development of over one billion dollars of commercial office properties. Mr. Abraham is an office building industry spokesman, and has been active with the Urban Land Institute, the Institute of Real Estate Management and he served on the Chicago Building Owners and Managers Association Board of Directors for eight years. Mr. Abraham received a BA in Journalism, with a specialty in Marketing, from Southern Illinois University, and a MLA from the University of Chicago.

   Louis G. Conforti. Since June 2000, Louis G. Conforti has served as the Company's Co-President and Chief Financial Officer. From November 1999 to June 2000 Mr. Conforti served as Executive Vice President--Capital Markets of the Company and from June 1998 to November 1999, Mr. Conforti served as Senior Vice President--Capital Markets. In such capacities, Mr. Conforti was responsible for the capital market and strategic activities of the Company. From July 1997 to May 1998, Mr. Conforti served as an Executive Director of Real Estate Investment Banking for CIBC Oppenheimer Corp. in New York City. Prior to his affiliation with CIBC Oppenheimer, he was a Vice President in the Real Estate Investment Banking Group of Alex. Brown & Sons located in Baltimore,

Maryland. During his career, Mr. Conforti has been responsible for the completion of publicly-traded and privately-placed equity and debt financings of real estate transactions totaling several billion dollars. Mr. Conforti is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute.

Jeffrey A. Patterson. Since June 2000, Jeffrey A. Patterson has served as Co-President and Chief Investment Officer of the Company. From November 1977 to June 2000, Mr. Patterson served as Executive Vice President and Chief Investment Officer of the Company. From 1989 to immediately prior to the Company's initial public offering on November 17, 1997 (the "Offering"), Mr. Patterson was Executive Vice President of PGI, with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was asset manager for PGI's office properties and has provided real estate advisory services for several major institutional investors related to office buildings. Prior to joining PGI, Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute and a member of the National Association of Real Estate Investment Trusts.

Edward S. Hadesman. Edward S. Hadesman serves as President--Industrial Division of the Company. In such capacity, Mr. Hadesman is responsible for the acquisition, development and operation of the properties and the management personnel of the Industrial Division. Prior to joining the Company, Mr. Hadesman was the President and Chief Executive of Industrial Building and Development Company ("IBD"), which he formed in 1965. IBD owned, operated, leased and managed in excess of 1.1 million square feet and developed and constructed over 1.6 million square feet, consisting primarily of high quality warehouse, distribution, manufacturing and office buildings. Mr. Hadesman, as founder and President of IBD, personally supervised all aspects of IBD's business, including development, leasing, acquisition and management.

Steven R. Baron. Steven R. Baron currently serves as Executive Vice President--Industrial Division of the Company. Previously, Mr. Baron served as the Senior Vice President--Development and Leasing of the Company where he was responsible for the oversight of the Company's redevelopment of the 180 N. LaSalle building and the leasing activity of the 180 N. LaSalle and 77 West Wacker Drive buildings. From December 1996 to immediately prior to the Offering, Mr. Baron was employed by PGI as Senior Vice President responsible for commercial development and sales at a 2,650-acre planned development in Huntley, Illinois. From February 1996 to December 1996, he served as Senior Vice President of Benjamin E. Sherman & Sons, a real estate company, where he oversaw the management portfolio and leasing activity. From February 1994 to December 1995, he was the Managing Director of PM Realty Group's Midwest Division where he oversaw the leasing and management portfolio. From 1988 to 1994, Mr. Baron was employed by PGI as Executive Vice President responsible for the leasing and marketing of the 77 West Wacker Drive Building. Mr. Baron is a licensed real estate broker and is an instructor at Kellogg School of Management where he lectures on commercial real estate development, leasing and marketing.

Donald H. Faloon. Donald H. Faloon serves as Executive Vice President-- Development of the Company. From January 1989 to immediately prior to the Offering, Mr. Faloon was employed by PGI in its commercial development activities. Previous responsibilities for PGI included overseeing PGI's Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining PGI, Mr. Faloon had 17 years of experience in the management of real estate development at Homart Development Co., Urban Investment and Development Co., Metro Communities Corp. and the Michigan State Housing Development Authority.

Philip A. Hoffer. Philip A. Hoffer serves as Executive Vice President--Real Estate Operations of the Company. From November 1997 to November 1999, Mr. Hoffer served as Senior Vice President--

Office Division of the Company. From February 1996 to immediately prior to the Offering, Mr. Hoffer was Vice President and Chief Operating Officer of Continental Offices, Ltd., where he was responsible for all real estate operations including asset management, construction and leasing for the owned and third party portfolio. From 1989 to 1996, Mr. Hoffer served as Chief Operating Officer for Insignia/Frain Camins & Swartchild Management Company (successor to Fifield Management Company) where he oversaw third party institutional property management and leasing for 13 million square feet of office, industrial and retail space located in Chicago and Los Angeles.

   James F. Hoffman. James F. Hoffman currently serves as Executive Vice President--General Counsel and Secretary of the Company. From March 1998 to October 2000, Mr. Hoffman served as Senior Vice President, General Counsel and Secretary of the Company. From November 1997 to March 1998, Mr. Hoffman served as Vice President and Associate General Counsel of the Company. From January 1991 to immediately prior to the Offering, Mr. Hoffman served as Assistant General Counsel of PGI. Prior to his employment with PGI, Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to January 1991.

   Murray J. Alscher. Murray J. Alscher serves as Senior Vice President-- Investments for the Company. From April 1997 to immediately prior to the Offering, Mr. Alscher acted as a consultant to PGI in its acquisition efforts. From November 1996 to April 1997, Mr. Alscher was a self-employed real estate consultant. From May 1983 through November 1996, Mr. Alscher acted as Senior Vice President at Metropolitan Structures, a private real estate investment, development and management company, where he was responsible for investment, development and asset management matters.

   Faye I. Oomen. Faye I. Oomen serves as Senior Vice President--Development and Leasing/Suburban Office of the Company. From 1978 to immediately prior to the Offering, Ms. Oomen was employed by Continental Offices, Ltd., most recently serving as Executive Vice President of Leasing and Construction. She has over 25 years of experience in real estate leasing, marketing and development. At Continental Offices, Ltd., she negotiated more than 200 leasing transactions for more than 1.5 million square feet of Continental's portfolio, including Continental Towers, Continental Office Plaza, Regency Office Plaza and The Marquette Building. She also was responsible for development and base building construction at One Financial Place and Continental Towers. She has received numerous awards, including being named the 1995 Sun-Times Suburban Property Representative of the Year.

   Roy P. Rendino. Roy P. Rendino serves as Senior Vice President--Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President--Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with Coopers and Lybrand in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant, an officer and a member of the Board of Directors of the National Association of Real Estate Companies and a member of the Board of Directors of the Real Estate Investment Association. In addition, he serves on the Board of Advisors for RealtyThinkTank.com. He also chairs the Cost Capitalization Task Force for the American Institute of Certified Public Accountants and serves on its Real Estate Joint Ventures Task Force.

   Christopher "Kit" J. Sultz. Christopher J. Sultz serves as Senior Vice President--Industrial Division of the Company. From June 1994 to immediately prior to the Offering, Mr. Sultz was employed by PGI in its Industrial Division as Vice President--Asset Management. Prior to joining PGI, Mr. Sultz was employed by Coopers & Lybrand from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a licensed real estate broker and a certified public accountant. Mr. Sultz is a member of the National Association of Industrial and Office Parks and the Real Estate Roundtable.

Summary Compensation Table

   The following table sets forth the compensation earned for the years ended December 31, 2000, 1999 and 1998 with respect to the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company.

                                                                    Long-term
                                      Annual Compensation      Compensation Awards
                                   ------------------------- ------------------------
                                                                          Securities
                                                              Restricted  Underlying   All other
                                                   Bonus        Stock      Options/   Compensation
Names and Principal Position  Year Salary $(1) $(1)(2)(3)(4) Awards($)(5) SARs (#)(6)   ($) (7)
----------------------------  ---- ----------- ------------- ------------ ----------- ------------
Michael W. Reschke......      2000   200,000      140,975      268,250      10,700           0
 Chairman of the Board        1999   150,000      233,739       69,595      50,000           0
                              1998   150,000      103,850            0      35,000           0

Richard S. Curto........      2000   330,000      118,997      163,618      10,700       1,813
 Chief Executive Officer      1999   300,000      233,739       69,595      50,000       1,863
                              1998   275,000      171,356            0      35,000       1,719

Louis G. Conforti.......      2000   300,000       98,026       95,758           0       1,718
 Co-President, Chief          1999   150,000      192,191       34,804      25,000       1,731
 Financial Officer            1998    81,667(8)   390,162            0      60,000           0

Jeffrey A. Patterson....      2000   300,000       98,026       95,758           0       1,687
 Co-President,                1999   215,000      144,138       34,804      25,000       3,684
 Chief Investment             1998   200,000       96,468            0      22,000       2,708
 Officer

Faye I. Oomen...........      2000   120,000      421,043        9,222           0       3,706
 Senior Vice President--      1999   128,750      449,763        4,220       5,000       3,846
 Development and              1998   145,000       31,379            0      10,000       2,371
 Leasing/ Suburban
 Office

--------
(1) Amounts shown include cash and non-cash compensation or bonuses, as applicable, as reported in the year in which the compensation service was performed, even if such compensation or bonuses, as applicable, were paid or vested in a subsequent year.

(2) 2000 dollar amounts include cash bonuses paid to Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen of $43,750; $43,750; $56,000; $56,000 and $0, respectively. In addition, Ms. Oomen received leasing commissions in the amount of $421,043 in cash. Dollar amounts also include bonus/short-term restricted Common Share grants. Pursuant to the Share Incentive Plan, Messrs. Reschke, Curto, Conforti and Patterson were granted 6,793; 4,143; 2,273 and 2,273 bonus/short-term restricted Common Shares, respectively, on January 23, 2001 which vest in two equal annual installments with the first one-half vesting on January 23, 2001 and the second one-half vesting on January 15, 2002. These short-term restricted Common Share grants are valued at the date of grant using the closing price of the Common Shares ($14.3125) as reported by the New York Stock Exchange on January 22, 2001, the day before the date of grant. See "Report of Compensation Committee" for a discussion of how the short-term restricted Common Share grants were valued. Messrs. Curto, Conforti and Patterson elected to have the number of restricted Common Shares granted to each of them reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. The Company paid $15,950, $9,494 and $9,494, respectively, on behalf of Messrs. Curto, Conforti and Patterson in withholding taxes, which numbers are included in the Bonus column for these individuals.

(3) 1999 dollar amounts include cash bonuses paid to Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen of $67,500; $67,500; $55,500; $45,000 and $0, respectively. In addition, Ms. Oomen received leasing commissions in the amount of $449,763 in cash. Dollar amounts also include bonus/short-term option and bonus/short-term restricted Common Share grants. Pursuant to the Share Incentive Plan, Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen were granted 62,500; 62,500; 51,389; 41,667 and 0, respectively, bonus/short-term options on December 16, 1999 which vested in their entirety on January 15, 2000. These short-term options are valued at the date of grant using the Black-Scholes option pricing model with the following assumptions: a market and exercise price of $13.188; an expected option term of 7 years; an expected share price volatility of 29.8%; an assumed 1999 dividend yield of 10.24%; and a risk-free interest rate of 6.41%. Using the foregoing assumptions, all options were valued at $1.26 per option on the date of grant. The Company's use of this pricing model should not be construed as an endorsement of its accuracy at valuing options. Also pursuant to the Share Incentive Plan, Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen were granted 6,634; 6,634; 5,455; 2,696 and 0 bonus/short-term restricted Common Shares, respectively, on December 16, 1999 which vested in two equal annual installments with the first one-half vesting on January 15, 2000. These short-term restricted Common Share grants are valued at the date of grant using the closing price of the Common Shares ($13.188) as reported by the New York Stock Exchange on December 15, 1999, the day before the date of grant. Mr. Patterson elected to have the number of restricted Common Shares granted to him reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. The Company paid $11,083 on behalf of Mr. Patterson in withholding taxes, which number is included in the Bonus column for him.

(4) 1998 dollar amounts include cash bonuses paid to Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen of $30,000; $49,500; $30,000; $30,000 and $0, respectively. In addition, Ms. Oomen earned leasing commissions in the amount of $19,504 in cash. Mr. Conforti was also granted 12,500 Common Shares as a one-time signing bonus. The Common Shares are valued at the date of grant using the market price ($16.625) of the Common Share as reported by the New York Stock Exchange on September 28, 1998 (the date of grant) for a value of $207,813. Dollar amounts also include bonus/short-term option and bonus/short-term restricted Common Share grants. Pursuant to the Share Incentive Plan, Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen were granted 48,611; 80,208; 48,611; 48,611 and 8,681, respectively, bonus/short-term options on December 17, 1998 which vested in their entirety on January 15, 1999. In addition, Mr. Conforti was granted 50,000 bonus/long-term options on June 1, 1998 as part of his one-time signing bonus. These options vest in three equal annual installments with the first one-third vesting on June 1, 1999. Such amount is also included in the option column for Mr. Conforti. These options are valued at the date of grant using the Black-Scholes option pricing model with the following assumptions (except for the June 1, 1998 grant to Mr. Conforti discussed below, which is based on different assumptions): a market and exercise price of $14.00; an expected option term of 10 years; an expected share price volatility of 26.2%; an assumed 1998 dividend yield of 9.64%; and a risk-free interest rate of 4.0%. The assumptions used to value the June 1, 1998 grant to Mr. Conforti are as follows: a market and exercise price of $20.50; an expected option term of 10 years; an expected share price volatility of 20%; an assumed 1998 dividend yield of 6.57%; and a risk-free interest rate of 4.0%. Using the foregoing assumptions, as applicable, all options (except Mr. Conforti's June 1, 1998 options which were valued at $1.57 per option) were valued at $0.72 per option on the date of grant. The Company's use of this pricing model should not be construed as an endorsement of its accuracy at valuing options. Also pursuant to the Share Incentive Plan, Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen were granted 2,775; 4,579; 2,775; 1,691 and 302 bonus/short-term restricted Common Shares, respectively, on December 15, 1998 which vested in two equal annual installments with the first one-half vesting on January 15, 1999. These short-term restricted Common Share grants are valued at the date of grant using the closing price ($14.00) of the Common Shares as reported by the New York Stock Exchange on December 16, 1998, the day before the date of grant. Mr.

   Patterson and Ms. Oomen elected to have the number of restricted Common Shares granted to each of them reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. In 1998, the Company paid $7,794 and $1,397, respectively, on behalf of Mr. Patterson and Ms. Oomen in withholding taxes, which numbers are included in the Bonus column for these individuals.

(5) On December 16, 1999, the Compensation Committee of the Board of Trustees granted long-term restricted Common Share awards to certain of the Company's executive officers pursuant to the Share Incentive Plan. Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen were granted, respectively, 5,179; 5,179; 2,590; 2,590 and 314 restricted Common Shares. These awards vest in four equal annual installments with the first one-fourth vesting on January 15, 2000. Dividends are paid on these restricted Common Shares. The dollar values shown on the table for these long-term restricted Common Share awards are based on the closing price ($13.438) as listed on the New York Stock Exchange of the Common Shares on the date of grant. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the Common Shares. On January 23, 2001, the Compensation Committee of the Board of Trustees granted long-term restricted Common Share awards to certain of the Company's executive officers pursuant to the Share Incentive Plan. Messrs. Reschke, Curto, Conforti and Patterson and Ms. Oomen were granted, respectively, 18,500; 11,284; 6,604; 6,604 and 636 restricted Common Shares. These awards vest in four equal annual installments with the first one-fourth vesting on January 23, 2001. Dividends are paid on these restricted Common Shares. The dollar values shown on the table for the long-term restricted Common Share awards are based on the closing price ($14.50) as listed on the New York Stock Exchange of the Common Shares on the date of grant. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the Common Shares. Additional restricted Common Shares have been granted to the persons listed above and are included in the bonus column and the related footnotes. The total number of restricted Common Shares held by each person listed above (which number excludes restricted Common Share awards which vested prior to December 31, 2000 and includes all unvested bonus/short-term and long-term restricted Common Share awards) and the value of such restricted Common Shares, based on the closing price ($14.375) as listed on the New York Stock Exchange on December 29, 2000 (the last day of trading in
     2000), were as follows:

                                         Number of Restricted
                                         Common Shares Held at     Value at
   Name                                    December 31, 2000   December 31, 2000
   ----                                  --------------------- -----------------
   Michael W. Reschke...................         7,200             $103,500
   Richard S. Curto.....................         7,200              103,500
   Louis G. Conforti....................         4,669               67,117
   Jeffrey A. Patterson.................         3,291               47,308
   Faye I. Oomen........................           235                3,378

(6)  Granted pursuant to the Share Incentive Plan.

(7)  Includes employer matching to the Operating Partnership's 401(k) Plan.

(8) Mr. Conforti joined the Company in June 1998. His base salary had he been with the Company the full fiscal year would have been $140,000.

Employment Agreements

   The Company and the Operating Partnership have entered into agreements with each of the executive officers named in the Summary Compensation Table above. The agreements with Messrs. Reschke, Curto, Conforti and Patterson (the "Employment Agreements") and the agreement with Ms. Oomen (the "Severance Agreement") generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company, except Mr. Reschke who shall only be required to devote sufficient time to fulfill his duties and obligations to the Company as Chairman of the Board. The Employment Agreements used 2000 base salaries as the minimum base compensation levels. Currently, Messrs. Reschke's and Curto's Employment Agreements are set to expire on November 17, 2003, Mr. Conforti's agreement will expire on June 1, 2002, and Mr. Patterson's and Ms. Oomen's will expire on November 17, 2002. Each of the Employment Agreements and the Severance Agreement is automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months' prior written notice or the applicable officer provides the Company with at least thirty days' prior written notice, that such term shall not be extended. The Employment Agreements, except for Mr. Reschke's, contain (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company for two years following termination of employment, (ii) an agreement not to solicit or attempt to lease space to or lease space to any tenant of the Company for two years following termination, and (iii) if the employment is terminated either by the Company for cause or by the executive officer without good reason, non-compete provisions restricting the executive officers from owning, developing, acquiring, managing, supervising or operating facilities within a ten mile radius of any facility owned, operated, managed or being developed by the Company for two years following termination of employment.

   The Employment Agreements and Severance Agreement also set forth the potential bonuses to which the executives officers are entitled. Each executive officer is entitled to receive a discretionary bonus based on achievement of such company and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee.

   If any Employment Agreement or the Severance Agreement is terminated by (i) the Company "without cause" (as defined in the agreements), (ii) by the Company in the event of the executive's "disability" (as defined in the agreements), (iii) by the executive following the occurrence of a "change of control" (but in no event later than two years after the change of control event (or one year in the case of Ms. Oomen)) and (a) a resulting "diminution event" (as each term is defined in the agreements) or (b) a resulting relocation of the executive's office to a location more than twenty-five miles from its current location, (iv) by the executive for "good reason" (as defined in the agreements), (v) automatically upon the executive's death or (vi) in the case of Mr. Reschke's Employment Agreement, by Mr. Reschke if he is removed as a Trustee of the Company, the applicable executive shall be entitled to a lump sum termination payment. With respect to Messrs. Conforti and Patterson, in the case of termination by the Company without cause, as a result of disability or death, or by the executive for good reason, such payment will be: the greater of (A) the sum of (1) the executive's then current annual base salary plus (2) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination and (B) the sum of (1) the aggregate base salary payable to the executive for the remainder of the employment term and (2) the aggregate bonuses payable to the executive over the remainder of the employment term, based on the average bonus paid to the executive for the two preceding calendar years; but in the case of termination in the event of the executive's death or disability, the amounts payable in (A) and (B) above shall only be payable to the extent the Company had obtained insurance which will reimburse the Company for such costs. In the case of termination resulting from the death or disability of Messrs. Reschke and Curto, such payment will be the same as set forth above. With respect to Messrs. Reschke and Curto, in the case of termination by the Company without cause, by the executive for good reason, or in the case of Mr. Reschke, if he is removed as a Trustee of the Company, such payment shall be equal to the greater of (i) two times the sum calculated pursuant to clause (A) above or (ii) the sum calculated pursuant to clause (B) above. With respect to Ms. Oomen, such amount shall be equal to 50% of the sum of (A) her then current annual base salary plus (B) the average annual bonus paid or payable to her with respect to the two calendar years preceding the calendar year of termination; but in the case of termination in the event of Ms. Oomen's death or disability, such amount shall be payable only to the extent the Company had obtained insurance which will reimburse it for such costs. With respect to Messrs. Reschke, Curto, Conforti and Patterson, in the case of termination by the Company without cause within two years after a change of control or by the executive upon a change of control, such payment will be three times (in the case of Messrs. Reschke and Curto) and two times (in the case of Messrs. Conforti and Patterson) the sum of (A) the executive's then current annual base salary plus
(B) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination. With respect to Ms. Oomen, in the case of termination by the Company without cause within one year after a change of control or by Ms. Oomen upon a change of control and a resulting diminution event or relocation of her office more than twenty-five miles from the Company's current main office, such payment will be equal to the sum of (A) her then current annual base salary plus (B) the average annual bonus paid or payable to her with respect to the two calendar years preceding the calendar year of termination.

Option Grants in 2000

   The following table shows all options to purchase Common Shares granted to each of the named executive officers of the Company for work performed in 2000. The actual date of grant for these options was January 23, 2001. The table also shows the potential realizable value of such options if the Common Shares appreciate at compounded annual rates of 5% and 10% over the life of the options. The 5% and 10% rates of appreciation based on the exercise price of $14.3125 per share (the closing price on the day before the date of grant) are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the price of the Common Shares. The Company did not use an alternative present value formula permitted by the rules of the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                               INDIVIDUAL GRANTS

                                                                            Potential Realizable
                                                                              Value at Assumed
                                                                           Annual Rates of Share
                          Number of    % of Total                          Price Appreciation for
                         Securities   Options/SARs                        Option Term from Date of
                         Underlying    Granted to  Exercise or                  Grant ($)(3)
                         Options/SAR  Employees in Base Price  Expiration ------------------------
                         Granted (#)  Fiscal Year  ($/sh) (2)     Date        5%          10%
                         -----------  ------------ ----------- ---------- ----------- ------------
                                                                               (In Thousands)
Michael W. Reschke......   10,700(1)       32%       14.3125    1/23/11        96,312      244,072
Richard S. Curto........   10,700(1)       32%       14.3125    1/23/11        96,312      244,072
Louis G. Conforti.......        0           0            --         --            --           --
Jeffrey A. Patterson....        0           0            --         --            --           --
Faye I. Oomen...........        0           0            --         --            --           --

--------
(1) The options vest in four equal annual installments over three years with the first one-fourth vesting on January 23, 2001.

(2) Exercise price represents the closing price for the Common Shares on the day before the date of grant.

(3) The potential realizable value is reported net of the option price but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

Option Exercises and Holdings

   The following table sets forth information with respect to the Company's named executive officers concerning options held as of December 31, 2000. None of the options granted to Messrs. Reschke and Curto on January 23, 2001 for work performed in 2000 are included on the following table. No options were exercised by the named executive officers during 2000.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                 December 31, 2000       December 31, 2000 (1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Michael W. Reschke..........   306,736      64,375      $113,817      $51,075
Richard S. Curto............   347,708      55,000       125,666       51,075
Louis G. Conforti...........   144,583      40,417        88,522       24,131
Jeffrey A. Patterson........   192,528      29,750        79,232       26,381
Faye I. Oomen...............    42,681      42,681         5,770        5,483

--------
(1) Represents the fair market value, based on a closing price of a Common Share on December 29, 2000 (the last day of trading on the New York Stock Exchange in 2000) ($14.375) as reported by the New York Stock Exchange, less the option exercise price.

Report of the Audit Committee

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report to Shareholders for 2000 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee reviewed with representatives of Ernst & Young LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board of and considered the compatibility of nonaudit services with the auditors' independence.

   The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Audit Committee met with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during fiscal year 2000.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. The Audit Committee also adopted a charter on May 17, 2000, a copy of which is attached as Appendix A to this Proxy Statement.

                              Jacque M. Ducharme
                            Christopher J. Nassetta
                          Governor James R. Thompson

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Trustees, which is required to have a majority of outside Trustees who are neither employees nor officers of the Company, is charged with determining compensation for the Company's executive officers and to implement and administer the Company's Share Incentive Plan. Messrs. Ducharme and Nassetta currently serve on the Compensation Committee. See "Election of Trustees--Compensation of Trustees" above. Mr. Saylak, a former Trustee of the Company, had an interest in transactions consummated in 2000 between the Company and affiliates of Blackstone Real Estate Advisors. See "Other Information--Certain Relationships and Related Transactions" below.

   No executive officer of the Company served as a (i) member of the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) director of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee or (iii) member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Trustees, during the year ended December 31, 2000. Mr. Reschke is Chairman of the Board of Trustees of the Company. See "Other Information--Certain Relationships and Related Transactions" below.

                       REPORT OF COMPENSATION COMMITTEE

   The Board of Trustees has delegated to the Compensation Committee of the Board of Trustees the authority to administer the Company's compensation program, including the authority to determine the compensation of the Company's executive officers and to authorize grants under the Company's Share Incentive Plan. The current members of the Compensation Committee are Messrs. Ducharme and Nassetta.

   In May 1998, the Company engaged FPL Associates Consulting ("FPL"), a leading executive compensation consulting firm, as the Company's compensation consultant. For calendar year 2000, FPL (i) reviewed the compensation of the Company's Chairman of the Board, Chief Executive Officer, and three Co-Presidents, and measured their level of compensation against one or more peer groups consisting of companies identified by FPL and (ii) developed and proposed, subject to the direction and approval of the Compensation Committee, a comprehensive compensation program for all of the senior management of the Company. The compensation philosophy of the Company is based on the principles of paying for performance and aligning management objectives with those of the Company's shareholders. Accordingly, the Company intends to set base salaries for senior executives in most cases at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer groups as identified by FPL and reviewed and approved by the Compensation Committee. When the performance of the Company is superior, the annual incentive component of compensation should provide total compensation that is at the leading edge of competitive practices in the Company's peer group.

   One of the principal policies of the Company's compensation program is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's performance goals. The Company intends to maintain a compensation program which provides incentives for management to enhance shareholder value. The Compensation Committee believes that, through its senior executives' ownership of equity interests in the Company and the Operating Partnership as well as share options in the Company, as applicable, the financial interests (and net worth) of the Company's senior executives are aligned with the interests of shareholders.

   While the Compensation Committee will continue to evaluate the compensation practices of the Company's industry peer group as an important factor in determining executive compensation, the Company's performance and the contributions of senior executives to such performance will greatly influence the Company's compensation program.

   The Company's executive compensation program consists of the following components:

  (a) base salaries for senior executives in most cases set at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer group;

  (b) incentive bonuses determined by the Board of Trustees or the Compensation Committee based upon a review by the Board of Trustees or the Compensation Committee of the Company's performance and the performance of each senior executive;

  (c) share options and share grants with scheduled vesting periods, both short-term and long-term, to align the interests of the executive with those of the Company's shareholders; and

  (d)  other benefit programs available to employees generally.

   The Company has Employment Agreements with its Chairman of the Board, the Chief Executive Officer, the Co-Presidents and certain other senior executives. The annual base salary of the Chairman of the Board for the year ended December 31, 2000 was $200,000. The base salary for the Chief Executive Officer for the year ended December 31, 2000 was $330,000. See "Compensation of Executives--Employment Agreements" above. As provided in the Employment Agreements, annual base salary adjustments will be made by the Compensation Committee based on individual performance reviews as well as market factors.

   Other elements of the Employment Agreements which serve to retain senior management include non-competition provisions which under certain circumstances extend for a specified time beyond the term of employment. The Employment Agreements of the Chairman of the Board, the President and Chief Executive Officer, the Co-Presidents and certain other senior executives generally prohibit these executives from directly or indirectly competing with the business of the Company during the term of employment and for a two-year period after termination "with cause" by the Company or "without good reason" by the employee.

   Executive officers are also eligible to receive annual incentive bonuses. The amount of any executive officer's bonus is based upon each individual's contributions to the Company's performance and, to a lesser degree, factors such as leadership and contribution to strategy development, as determined by the Compensation Committee. The Compensation Committee will continue to review the performance of the Company based on factors such as the growth in funds from operations, expansion, development, operating and occupancy results, total shareholder return and the relative performance of the Company in comparison with its industry peer group.

   In January 2001, the Compensation Committee approved for the Company's executive officers, effective in January 2001: (i) new 2001 base salaries,
(ii) 2000 annual incentive awards, (iii) 2000 annual incentive award alternatives (as further described below), and (iv) 2001 long-term incentive awards. The 2001 salaries, 2000 annual incentive awards and award alternatives, and 2001 long-term incentive awards for the Chairman of the Board and the Chief Executive Officer of the Company were approved by the Compensation Committee, and at the request of the Compensation Committee, ratified by the entire Board of Trustees. The Compensation Committee currently intends to continue to award salary increases and other awards effective in January of each year, based on performance during the prior year.

Base Salaries

   The new 2001 base salaries for the executive officers of the Company were approved by the Compensation Committee in January 2001 to be effective on January 1, 2001. Overall, the combined 2000 base salaries of the Company's Chairman of the Board, Chief Executive Officer and Co-Presidents team were 89% of the industry midpoints as determined by FPL in the fall of 2000, and their combined base salaries for 2001 are 97% of such industry midpoints (based on calendar year 2000 data without taking into account 2001 salary increases for the Company's peer group as determined by FPL).

2000 Annual Incentive Awards and Stay Bonuses

   The 2000 annual incentive award program (the "2000 Bonus Program") was approved by the Compensation Committee after reviewing the recommendations of FPL. Seventeen individuals, representing the senior management of the Company and a Trustee who is a consultant of the Company, participated in this program. The 2000 Bonus Program sets forth a bonus amount in dollars for each participating officer of the Company (the "Total Bonus Target"). These amounts were set by the Compensation Committee after its review of data provided by FPL. The Total Bonus Target for sixteen of the seventeen participants was then divided into two components, (i) a bonus amount to be paid to each participant for calendar year 2000 (the "2000 Bonus Amounts"), which was significantly lower than the value of the bonuses for the prior year, and (ii) a stay bonus (the "Stay Bonuses") payable as described below. The Co-President and Chief Executive Officer of the Services Company did not participate in the foregoing bonus division because his Employment Agreement required a minimum lump-sum payment.

   The 2000 Bonus Amounts were then granted to each participant in cash, except that the awards for (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) the Co-President and Chief Financial Officer and (iv) the Co-President and Chief Investment Officer were paid via a combination of a cash bonus and a grant of restricted Common Shares. The foregoing two components had a cash value equal to the 2000 Bonus Amount, except that the share grants were valued at an approximately 10% discount to market price. The value of the shares for the purpose of determining the number of shares granted was calculated based on the closing price of the Company's Common Shares on the NYSE the day before the grant, less an approximately 10% discount. For the Chairman of the Board and the Chief Executive Officer, the 2000 Bonus Amount was paid 33% in cash and 67% in restricted Common Shares. For the Co-President and Chief Financial Officer and Co-President and Chief Investment Officer the 2000 Bonus Amount was paid 54% in cash and 46% in restricted Common Shares.

   The cash portion of the 2000 Bonus Amount was paid on January 23, 2001. The restricted share component vests in two equal annual installments on January 23, 2001 and January 15, 2002. The unvested portion of the share grant will be forfeited by a participant if such individual is terminated for cause or voluntarily leaves the Company prior to January 15, 2002.

   The portions of the foregoing bonuses were paid in restricted Common Shares in order to further align the interests of management with the interests of shareholders. A total of 21,040 Common

Shares (15,482 net Common Shares after the reduction of certain awards to reflect the Company's payment of withholding taxes) were utilized in the 2001 Bonus Program. Unlike most other companies in its peer group, a significant portion (approximately 34%) of the Common Share options and grants utilized by the Company to date under its Share Incentive Plan have been in lieu of annual cash bonuses and do not represent long term incentive awards.

   The Stay Bonuses referred to above were specified to be paid to the relevant participants only if they remain employees of the Company through specific dates (the "Stay Bonuses"). The Compensation Committee approved the Stay Bonuses to provide additional incentives for senior executives of the Company to remain at the Company while the Company continues to conduct its previously announced review of strategic alternatives. Two-thirds of the aggregate amount of the Stay Bonus for each individual was paid on April 1, 2001 and the remaining one-third is scheduled to be paid on June 1, 2001.

   The total cash value (including the value of the restricted Common Shares) of the 2000 Bonus Amounts was approximately 68% of the total cash value of the annual bonuses for 1999. The aggregate cash value of the 2000 Bonus Amounts plus the Stay Bonuses was 104% of the amount of the total cash value of the 1999 annual bonuses for the same individuals.

2001 Long-Term Incentive Awards

   In January 2001, the Compensation Committee approved the grant of long-term incentive share option awards to six participants in the Company's long-term share incentive program. In addition, 17 participants also received long-term incentive awards of restricted Common Shares. A total of 33,400 share options and 76,826 restricted Common Shares (57,190 net common shares after the reduction of certain awards to reflect the Company's payment of withholding taxes) were granted in this program. The share options have a term of 10 years and both the share options and Common Share grants vest in four equal annual installments with the first one-fourth vesting on January 23, 2001. These grants were in addition to grants made under the 2000 Bonus Program described above and were also in addition to the grant of 7,500 share options to a new employee hired during calendar year 2000.

Compensation of the Chief Executive Officer

   In determining the appropriate compensation for the Company's Chief Executive Officer, the Compensation Committee considers the Company's performance, competitive practices and the Compensation Committee's policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies.

   The Chief Executive Officer's base salary was increased from $330,000 for calendar year 2000 to $380,000 for calendar year 2001. In addition, in January 2001, the Compensation Committee approved a 2000 Bonus Amount for the Chief Executive Officer of $131,250 and a Stay Bonus of $43,750. As described above, the 2000 Bonus Amount was paid in January 2000 (i) 33% in cash ($43,750), and
(ii) 67% in Common Shares (6,793 Common Shares vesting in two approximately equal annual installments with the first one-half vesting on January 23,
2001). In addition, two-thirds of the Stay Bonus was paid on April 1, 2001 and one-third is payable on June 1, 2001. Finally, the Chief Executive Officer received a long-term incentive award in January 2001 consisting of 10,700 share options and 18,500 restricted Common Shares, which each vest in four equal annual installments with the first one-fourth vesting on January 23, 2001.

Internal Revenue Service Code Provisions

   The Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held corporation such as the Company to deduct compensation for its Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per individual, per year. Performance-based compensation is not counted toward the $1,000,000 limit. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ending December 31, 2000. Based upon the Treasury Regulations promulgated under the Code, bonuses payable to the Company's executives under their current employment agreements and compensation attributable to options (both statutory and non-statutory) granted under the Share Incentive Plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax-deductible under Section 162(m). This will depend upon the market price of the Company's shares on the date the non-statutory options are exercised and the number of non-statutory options exercised in any one taxable year.

                            COMPENSATION COMMITTEE
                              Jacque M. Ducharme
                            Christopher J. Nassetta

                               PERFORMANCE GRAPH

   The following performance graph compares the Company's performance to the Standard and Poors' 500 Stock Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts' Equity Index (the "NAREIT Equity Index"). Share price performance for the period from November 12, 1997, the date on which trading in the Common Shares commenced, through December 31, 1997 and for the years ended December 31, 1998, 1999 and 2000 is not necessarily indicative of future results. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.

[Performance Graph]

         11/12/97 12/31/97 3/31/98 6/30/98 9/30/98 12/31/98 3/31/99 6/30/99 9/30/99 12/31/99 3/31/00 6/30/00 9/30/00 12/31/00
         -------- -------- ------- ------- ------- -------- ------- ------- ------- -------- ------- ------- ------- --------
Company  $100.00  $102.11  $102.57 $89.48  $89.30   $82.52  $74.18  $98.24  $87.62   $90.73  $87.52  $95.03  $100.56  $93.93
NAREIT    100.00   102.36   101.88  97.21   86.98    84.45   80.38   88.48   81.36    80.54   82.47   91.16    98.13  101.78
S&P 500   100.00   101.57   115.32 118.68  106.45   128.66  134.64  143.68  134.26   153.78  156.85  152.25   150.36  138.19

                      APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Trustees of the Company has appointed Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001. Ernst & Young LLP served in this capacity for 2000. Fees for the 2000 annual audit were $264,000, and all other fees were $861,000, including audit related services of $135,000, financial information systems design and implementation services of $158,000 and all other services of $568,000. Audit related services generally include fees for 401(k) plan and property audits, due diligence, transaction structuring and Commission registration statements. A representative of Ernst & Young LLP will attend the meeting and, while not intending to make a statement, will have an opportunity to make a statement and will respond to appropriate questions directed to Ernst & Young LLP.

   The appointment of the independent auditors is ratified annually by the Board of Trustees and subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the independent auditors.

   Before making its recommendation to the Board of Trustees for ratification of the appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as independent auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

   The Board of Trustees of the Company recommends a vote FOR approval of the appointment of Ernst & Young LLP as the Company's auditors.

                               OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Exchange Act requires the Company's officers and Trustees, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the Commission and the NYSE. Officers, Trustees and beneficial owners of more than ten percent of the Company's equity securities are required by Commission regulations to furnish the Company with copies of all such forms which they file.

   Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2000, or written representations from certain reporting persons that no Forms 3, 4 or 5 were required to be filed by those persons, to the Company's knowledge no transactions were reported late during the year ended December 31, 2000 except for the filing of Richard Abraham's Form 3 which was filed late due to administrative error.

Certain Relationships and Related Transactions

 Non-Compete Agreement Among the Company, PGI and Michael W. Reschke

   The Company, PGI and Mr. Reschke are parties to a Non-Compete Agreement that provided that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke is Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own, acquire or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are (i) any interest in the Company or the Operating Partnership,
(ii) all properties in which PGI had an interest prior to the formation transactions in connection with the Offering and (iii) PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. In addition, PGI and Mr. Reschke will not be prohibited from providing debt or lease financing for properties similar to the properties owned or managed by the Company or from acquiring any preferred equity position in any owner or lessee of any such type of properties.

 Consulting Agreement with Stephen J. Nardi

   For a description of the Consulting Agreement, see "Election of Trustees-- Compensation of Trustees" above.

 Agreements to Purchase Certain Properties

   The Company has an option to purchase a property at 300 N. LaSalle Street in Chicago from PGI which option has approximately six and one-half years remaining on its term. 300 N. LaSalle Street contains approximately 58,000 square feet suitable for development. The Company has an option to purchase the property at 95.0% of the then fair market value of the property.

   The Company also has approximately eleven and one-half years remaining on a right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois. The right of first offer will apply to the extent that PGI determines that such parcel shall be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender.

   The foregoing option and right of first offer may be exercised only with the approval of the Company's independent Trustees.

   Pursuant to a vacant land agreement, in February 2000, the Company purchased from certain affiliates of Edward S. Hadesman, one of the Company's executive officers, approximately 7.5 acres of vacant land located in the Pine Meadow Corporate Office Park in Libertyville, Illinois for a purchase price of approximately $1.2 million. In November 2000, the Company also purchased an additional 3.0 acres of industrial land from the same seller for a purchase price of approximately $0.5 million.

   Pursuant to a vacant land agreement between the Company and certain affiliates of The Nardi Group, L.L.C., a limited liability company controlled by Stephen J. Nardi, one of the Company's Trustees (the "Nardi Group"), the Company is obligated to purchase, over a five-year period that commenced in November 1997, an aggregate of approximately 94.5 acres of vacant land in Carol Stream and Batavia, Illinois for a purchase price of $3.00 per square foot, which is to be paid for in Common Units in the Operating Partnership. Under the agreement, the Company acquired approximately 40.5 acres of such land in 1999. In March 2000, the Company acquired another 29.6 acres of land under this agreement for a purchase price of approximately $3.8 million (272,126 Common Units).

 Leases with PGI Affiliates

   Certain entities affiliated with the Company have leased space in the Company's 77 West Wacker Drive building. These entities included (i) Brookdale Living Communities, Inc. ("Brookdale"), in which PGI held a substantial interest until May 2000, which leased space for an approximate annual rent of $778,000 pursuant to a lease which was terminated in March 2000 and (ii) PGI which is currently leasing space for an approximate annual rent of $782,000 pursuant to a lease which expires on October 31, 2007. The Brookdale lease at the 77 West Wacker Drive building was set to expire on April 30, 2003. In connection with the early termination of such lease, Brookdale leased space at IBM Plaza while the Company was under contract to acquire IBM Plaza. In connection with the Brookdale lease at IBM Plaza, the Company paid for approximately $2 million of tenant improvement work and an affiliate of Blackstone Real Estate Advisors, L.P., an affiliate of one of the Company's former Trustees ("Blackstone"), leased space located in the IBM Plaza building for a total gross rent of approximately $1.0 million pursuant to a lease that was originally scheduled to expire on December 12, 2000. The Company has terminated the Blackstone IBM Plaza lease effective as of March 30, 2000 pursuant to a termination option of the Company contained in the lease. In connection with such termination, all rent to be paid under the Blackstone lease was accelerated. The Company is currently subleasing a portion of PGI's space pursuant to a month-to-month lease for an approximate annual rent of $202,000.

 Issuance of Common Units to an Affiliate of Stephen J. Nardi

   Pursuant to an agreement with the Nardi Group and to the approval of the Company's shareholders at the 2000 Annual Meeting of Shareholders, on August 8, 2000, the Nardi Group's 927,100 common units of general partner interest in the Operating Partnership were converted into 927,100 Common Units which are by their terms exchangeable for Common Shares on a one-for-one basis, or, at the Company's option, cash equivalent to the fair market value of a Common Share at the time of exchange. In addition, in connection with various purchases of land, the Operating Partnership issued an aggregate of 751,929 Common Units to affiliates of Mr. Nardi.

 Tax Indemnification Agreements

   Concurrently with the Offering, the Operating Partnership entered into a tax indemnification agreement with certain principals affiliated with Mr. Nardi (the "NAC Contributors") who contributed properties to the Company during the Offering, pursuant to which the Operating Partnership is required to indemnify the NAC Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Operating Partnership of its liabilities on the sale or other disposition by the Operating Partnership of the properties they contributed. Under the terms of the agreement, the Operating Partnership will indemnify the NAC Contributors for certain tax liabilities based on income or gain which the NAC Contributors are required to include in their gross income for federal, applicable state and certain local income tax purposes as a result of such an event. In connection with the conversion of the Nardi Group's general partner common units into Common Units as described above, the tax indemnification agreement with the NAC Contributors was amended to provide that the tax indemnification by the Operating Partnership is reduced by 10% per year over the 10-year term of the tax indemnification agreement, effective retroactively from the Offering. The percentage of the tax liabilities which the Operating Partnership is required to indemnify is 70% for the taxable year ending on December 31, 2001, and declines by 10% each year thereafter until December 31, 2007. The Operating Partnership is not required to indemnify the NAC Contributors for income or gain realized by them after the taxable year ended December 31, 2007.

 Other Transactions

   Prime Group Realty Services, Inc., a Maryland corporation (the "Services Company"), provided asset and property management, leasing, acquisition, renovation, development, construction management, legal and administrative services for the entities owning certain of the Company's properties. The Services Company received fees relating to these services in the amount of approximately $6.3 million for the year ended December 31, 2000, the vast majority of which was used by the Services Company to pay unrelated contractors for the construction of tenant and building improvements to properties owned by the Company and the remainder of which was used to fund related overhead costs. In order to comply with certain changes in the Code regarding "Taxable REIT Subsidiaries" (as defined in the Code), effective January 1, 2001, Messrs. Reschke and Curto transferred ownership of 100% of the outstanding common stock of the Services Company to the Operating Partnership. In exchange, the Operating Partnership assumed $50,000, plus accrued interest, in aggregate amount of demand notes issued by Messrs. Reschke and Curto as purchase price consideration for such common stock. The Operating Partnership then paid the notes in full and the Services Company subsequently redeemed all of its preferred stock held by the Operating Partnership. In addition, on January 1, 1998, the Company provided the Services Company a $5 million line-of-credit, with interest at LIBOR plus 3%, which was to mature on January 1, 2001. The line-of-credit was renewed on January 1, 2001, with the same terms and a new maturity of January 1, 2004.

   Two affiliates of Mr. Nardi leased space at two of the Company's buildings for an aggregate annual rent of approximately $1.25 million in 2000.

   On or about September 26, 2000, an affiliate of PGI closed on the purchase of the 40% partnership interest in Primestone Investment Partners L.P. ("Primestone") held by an affiliate of Blackstone. Primestone owns 7,944,893 Common Units (the "Primestone Units") of the Operating Partnership and was created in connection with the Offering as a joint venture between affiliates of PGI and Blackstone. PGI is a privately held company controlled by Mr. Reschke. Primestone secured financing for the transaction from affiliates of Prudential Securities Incorporated and Vornado Realty Trust (the "Subordinate Lender"). As a result of the transaction, PGI may be deemed to beneficially own 100% of Primestone, making PGI the Company's largest equity holder through the Primestone Units. The Primestone Units are convertible into Common Shares, on a one-for-one basis or, at the Company's option, in cash equal to the fair market value of a Common Share at the time of exchange.

   As part of the financing for the transaction, PGI's lenders requested certain consents and other agreements relating to the Company, including:

  (i) a waiver of the 9.9% Common Share ownership limitation set forth in the Company's Declaration of Trust and certain Maryland anti-takeover statues in the event the Subordinate Lender obtains ownership of the Primestone Units after a foreclosure or similar action;

  (ii) a right of the Subordinate Lender to receive a position on the Board of Trustees (which position is subject to re-election by the Company's shareholders in the same manner as all other Trustees) in the event that (a) the Board concludes, no earlier than six months after closing of the financing, that the Company is not likely to execute a strategic transaction within twelve (12) months after the closing of the financing pursuant to its previously announced review of strategic alternatives, or (b) such a strategic transaction is not consummated within such twelve (12) month period;

  (iii) the shortening of certain time periods of notice under the Partnership Agreement in the event either lender forecloses on the Primestone Units and elects to exchange such Common Units for Common Shares; and

  (iv) in the event of a bankruptcy of Primestone, the Company, PGI or certain of PGI's affiliates, or in the event the Subordinate Lender becomes the owner of the Primestone Units after a successful foreclosure action, that Mr. Reschke and Mr. Curto have agreed to tender their resignations to the Board, which resignations may be rejected at the election of a majority of the Board, in their sole and absolute discretion.

   To address the Subordinate Lender's request, the independent Trustees retained Merrill Lynch & Co. and independent legal counsel to advise the independent Trustees as to the reasonableness and fairness of such requests. The independent Trustees consented to such requests provided that the Subordinate Lender agreed to certain conditions to protect the Company. These conditions included a standstill agreement, which does not allow the Subordinate Lender or any of its affiliates to own Common Shares or Common Units, except for the Primestone Units, in the event of a change of ownership following a successful foreclosure.

   The Company is aware of environmental contamination at certain of its older industrial properties contributed to it as an equity contribution by PGI during the Offering. These properties are in remediation programs sponsored by the appropriate state environmental agencies. PGI has contractually agreed to retain liability, and indemnify the Company, for the costs of environmental remediation with regard to these industrial properties, which environmental consultants have estimated will cost, in the aggregate, up to $3.2 million. Based on such estimates, certain properties PGI contributed recorded provisions for environmental remediation costs totaling $3.2 million in 1997 prior to their contribution. During 1997, PGI initiated lawsuits against a former owner (who is also a former tenant) of one of the properties and an environmental consultant to cover the cost of the remedial action plans. On February 20, 1998, PGI reached an agreement with the former owner and received a $1.8 million settlement payment, in addition to $0.5 million previously paid as a reimbursement for costs. In 1998, PGI sued a current tenant of one of the properties to recover the cost of certain remedial action plans. During 2000, the Company incurred $0.1 million of costs related to the above remediation and for which the Company is due reimbursement from PGI.

   Governor James R. Thompson, a Trustee of the Company, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company.

Shareholder Proposals for the 2002 Annual Meeting

   Proposals of shareholders intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received by the Company, attention General Counsel, on or prior to December 3, 2001 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 2002 annual meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 2002 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company's proxy materials pursuant to the applicable regulations of the SEC in effect at the time such proposal is received.

Other Business

   The Board of Trustees knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

                                          /s/ James F. Hoffman
                                          James F. Hoffman
                                          Secretary

Chicago, Illinois
April 26, 2001

                                  APPENDIX A

                           PRIME GROUP REALTY TRUST

                            Audit Committee Charter

   The Audit Committee (the "Committee") is appointed by the Board of Trustees (the "Board") of Prime Group Realty Trust (the "Trust") to assist the Board in undertaking and fulfilling its responsibilities in monitoring:

 .  the integrity of the financial statements of the Trust; and

 .  the independence and performance of the Trust's independent auditors.

   The members of the Committee shall meet the independence and financial experience requirements of the New York Stock Exchange. The number of members of the Committee shall be determined by the Board, but in no event shall consist of less than three individuals. The members of the Committee shall be appointed by the Board and shall serve terms of such length as the Board may determine.

   The Committee may request any officer or employee of the Trust or the Trust's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee and provide pertinent information as necessary.

   The Committee shall meet at such times and from time to time as it deems appropriate. The Committee may report to the Board with such recommendations as the Committee may deem appropriate.

   On behalf of the Board, the Committee shall:

1. Review and reassess the adequacy of this Committee charter annually and recommend any proposed changes to the Board for approval.

2. Review with management and the independent auditor the annual audited financial statements and the independent auditor's report thereon, including major issues regarding accounting principles and auditing standards and practices as well as the adequacy of internal controls that could significantly affect the Trust's financial statements.

3. Review with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Trust's financial statements.

4. Review with management and the independent auditor drafts of the Trust's quarterly financial statements prior to the release of quarterly earnings or filing of such statements with the Securities and Exchange Commission.

5. Review major changes to the Trust's accounting principles and practices as suggested by the independent auditor or management.

6. Select and recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee and the Board.

7.  Review the fees paid to the independent auditor periodically.

8. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Committee, recommend that the Board take appropriate action to insure the independence of the independent auditor.

9. Evaluate the performance of the independent auditor and, if so determined by the Committee, recommend that the Board replace the independent auditor.

10. Review with the independent auditor any issues raised by the independent auditor with respect to management expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these matters by the independent auditor.

11. Meet with the independent auditor periodically to review the scope, planning and staffing of the audit.

12. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

13. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) relating to the conduct of the annual audit.

14. Review with the independent auditor any problems or difficulties that the independent auditor may have encountered in connection with the annual audit. Such review should include any difficulties encountered in the course of the audit work, including any restrictions encountered by the independent auditor on the scope of its auditing procedures or its access to required information.

15. Approve a report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Trust's annual proxy statement.

16. Review with the independent auditor any deficiencies raised by the independent auditor with respect to the Trust's policies and procedures regarding compliance with applicable laws and regulations.

17. Meet periodically (and no less than annually) with the Trust's chief financial officer and the independent auditor in separate executive sessions.

   As permitted in Section 4.4 of the Trust's Bylaws, any participant in any meeting or review referred to above may participate by telephone conference.

   The Committee may also undertake such additional activities within the scope of its primary function as the Committee may from time to time determine or as may otherwise be required by law, the Trust's bylaws or charter or the Board. The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Trust's financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles. This is the responsibility of the Trust's management and independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

   The Trust shall indemnify each member of the Committee against any liability or expense actually or reasonably incurred by such person in respect thereof to the extent provided in Section 9.1 of the Trust's Bylaws, Section 6 of the Articles of Amendment and Restatement of the Trust, and elsewhere in the Trust's organizational documents.

   The material in this audit committee charter is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any filing of the Trust under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date this charter is first included in the Trust's annual proxy statement filed with the Securities and Exchange Commission and irrespective of any general incorporation language contained in such filing.

         --                                                        --


                           PRIME GROUP REALTY TRUST

      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

 The undersigned hereby appoints Michael W. Reschke, Richard S. Curto and James F. Hoffman, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of beneficial interest, par value $0.01 per share, of Prime Group Realty Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 30, 2001 at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, and at any postponements or adjournments thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, and at any postponements or adjournments thereof, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF BOTH OF THE TRUSTEE NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

Comments/Change of address:

------------------------------

------------------------------

------------------------------                        [Please See Reverse Side]

         --                                                        --

                         PRIME GROUP REALTY TRUST
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]



A. Election of two Class I Trustees for a term of three years each
   Nominees: Michael W. Reschke, Jacque M. Ducharme

                                               For Both
                                               (Except
                                 Withhold      Nominee
                        For      Authority     Written
                        Both     for Both       Below)
                        [_]         [_]           [_]



-------------------------------
 (Nominee Exception)

B. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ended December 31, 2001

                        For      Against       Abstain
                        [_]        [_]           [_]

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature(s)___________________________________________________________________

_______________________________________________________________________________

Dated: ________________________ , 2001.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

         PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.